Exhibit 99.1

Steel Dynamics, Inc.

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN  46804-7932

260.459.3553 Phone260.969.3590 Fax

Steel Dynamics Reports Strong First Quarter 2006 Results

FORT WAYNE, INDIANA, April 19, 2006— Steel Dynamics, Inc. (NASDAQ:STLD) today announced first quarter 2006 earnings of $76 million, or $1.52 per diluted share, versus $61 million or $1.12 per diluted share in the first quarter of 2005 and $65 million, or $1.31 per diluted share, in the fourth quarter of 2005. Net sales for the first quarter were $666 million, an increase of 17 percent when compared to the first quarter of 2005 and the fourth quarter of 2005.

SDI’s average consolidated selling price per ton shipped increased from $619 in the fourth quarter to $631 in the first quarter largely due to better price realizations and mix while the cost of steel scrap per net ton charged increased by $5 from the fourth quarter.  Operating income per ton shipped was $124 for the quarter and our net income margin was 11 percent.  Cash flow from operations was very strong, increasing to $136 million, compared to $55 million in the first quarter of 2005 and $92 million in the fourth quarter of 2005.

First quarter consolidated shipments of 1.1 million tons were 24 percent higher than the first quarter of 2005 and 15 percent higher than the fourth quarter of 2005.  Steel shipments for all of our steelmaking units increased quarter over quarter.

“Steel Dynamics had a very strong first quarter which was our second best quarter to date,” said Keith Busse, President and CEO. “Revenue and net income exceeded our preliminary views principally due to a record volume of steel shipments. Our mills were able to take advantage of the continuing strong market demand for flat-rolled steel and wide-flange beams, increasing production rates and enjoying record shipping volumes.

“In the second quarter we expect to see continued strength in the steel marketplace. Second-quarter financial results should equal or exceed the first quarter due to continued strong demand, favorable pricing trends, moderate steel scrap cost increases and declining utility costs,” Busse stated.

Operating highlights for the first quarter included new monthly and quarterly production records for the flat roll and structural mills. During the quarter, the Structural and Rail Division successfully completed multiple rail rolling trials using blooms produced on new casting equipment.  At Pittsboro, substantial progress has been made in the construction of the new SBQ finishing facility with the start-up of some finishing operations planned this month.

As previously announced, Steel Dynamics completed its acquisition of Roanoke Electric Steel Corporation on April 11, 2006. As a result, Steel Dynamics is announcing new names for its bar steel operations: The name of our SBQ bar division based in Pittsboro, Indiana, has been changed from the Bar Products Division to Engineered Bar Products Division, and Roanoke Electric Steel in Roanoke, Virginia, has become the Roanoke Bar Division.

With the announced capacity increases at Columbia City and Butler, and the acquisition of Roanoke, SDI’s new steel production potential, with all units running at full capability, will approach 6.0 million tons by the end of 2007.

Conference Call and Webcast

On Thursday, April 20, 2006 at 11:00 a.m. Eastern, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss first quarter 2006 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

                 www.steeldynamics.com

Dial-in information to listen to the call is available on our Web site. Only analysts and other callers identified prior to the call will be included in queue for questions.

No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564

                 F.Warner@SteelDynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales	$665,878	$570,706
Costs of goods sold	506,391	441,929
Selling, general and administrative expenses	28,375	22,454
Operating income	131,112	106,323
Interest expense	8,136	8,077
Other (income) expense, net	(681)	(578)
Income before income taxes	123,657	98,824
Income taxes	47,608	38,047
Net income	$76,049	$60,777

Basic earnings per share	$1.75	$1.27
Weighted average common shares outstanding	43,517	47,703
Diluted earnings per share,
including effect of assumed conversions	$1.52	$1.12
Weighted average common shares
and share equivalents outstanding	50,336	54,828
Dividends declared per share	$.20	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended March 31,
	2006	2005
Shipments and Production Data (tons)
Shipments
Steel Operations*
Flat Roll Division	663,045	569,556
Structural & Rail Division	247,133	186,614
Engineered Bar Products Division	125,350	89,548
	1,035,528	845,718
Other Operations**	113,885	97,241
Intercompany	(93,661)	(89,816)
Consolidated shipments	1,055,752	853,143
Steel Operations* production	1,060,885	882,311
Average consolidated selling price per ton	$631	$669

*                 Steel Operations include the company’s Flat Roll Division, Structural and Rail Division and Engineered Bar Products Division.

**   Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and equivalents	$195,705	$65,518
Accounts receivable	260,895	241,708
Inventories	381,505	398,684
Deferred income taxes	6,950	6,516
Other current assets	13,300	13,307
Total current assets	858,355	725,733
Property, plant and equipment, net	990,506	999,969
Restricted cash	2,139	1,588
Other assets	30,619	30,397
Total assets	$1,881,619	$1,757,687
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$180,115	$115,542
Accrued interest	3,053	8,952
Accrued expenses	59,988	80,527
Current portion of long-term debt	1,072	2,156
Total current liabilities	244,228	207,177
Long-term debt
Senior unsecured 9.5% notes	300,000	300,000
Subordinated convertible 4.0% notes	110,000	115,000
Other long-term debt	17,807	17,959
Unamortized bond premium	5,037	5,459
	432,844	438,418
Deferred income taxes	231,668	231,106
Minority interest	1,357	1,118
Commitments and contingencies
Stockholders’ equity
Common stock	534	529
Treasury stock, at cost	(262,241)	(270,905)
Additional paid-in capital	421,648	405,900
Retained earnings	811,581	744,344
Total stockholders’ equity	971,522	879,868
Total liabilities and stockholders’ equity	$1,881,619	$1,757,687

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2006	2005
Operating activities
Net income	$76,049	$60,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,917	21,830
Deferred income taxes	128	13,033
Minority interest	239	119
Changes in certain assets and liabilities:
Accounts receivable	(19,187)	(13,932)
Inventories	17,179	(14,147)
Accounts payable	60,079	10,843
Other working capital	(23,372)	(23,548)
Net cash provided by operating activities	136,032	54,975
Investing activities
Purchase of property, plant and equipment	(14,585)	(19,141)
Purchase of short-term investments	(14,075)	—
Maturities of short-term investments	9,375	—
Net cash used in investing activities	(19,285)	(19,141)
Financing activities
Issuance of long-term debt	—	61,308
Repayment of long-term debt	(6,658)	(40,511)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	15,753	12,364
Issuance (purchase) of treasury stock	8,664	(76,700)
Dividends paid	(4,319)	(4,882)
Net cash provided by (used in) financing activities	13,440	(48,421)
Increase/(decrease) in cash and equivalents	130,187	(12,587)
Cash and equivalents at beginning of period	65,518	16,334
Cash and equivalents at end of period	$195,705	$3,747